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                                                                    EXHIBIT 99.1


[WEATHERFORD LOGO]                                                  News Release


                  WEATHERFORD ANNOUNCES NEW BUSINESS ALIGNMENTS


HOUSTON, May 5, 2003 - - Weatherford International Ltd. (NYSE: WFT) announced an internal re-alignment of its businesses and confirmed several senior executive appointments. These changes, which are key elements of Weatherford's ongoing productivity initiative, are intended to improve the company's ability to serve clients effectively and seamlessly. They are also expected to generate significant operating efficiencies and accelerate the delivery of strategic technologies to the marketplace.

The company will operate in a two division structure: Drilling Services and Production Systems; folding its three existing divisions into the two new segments.

The Drilling Services (DS) division will be formed from existing Drilling & Intervention Services division, plus the Liner Hanger and Solid Expandables business units from the former Completion Systems division.

The Production Systems (PS) division is to be formed principally from the merger of Weatherford's Artificial Lift Systems division with the balance of the former Completion Systems division, particularly Cased Hole Systems, Flow Control Systems and Sand Control Systems, which include the highly successful Expandable Sand Screen (ESS(TM)) system.

Effective immediately, Gary L. Warren becomes President of Weatherford's Drilling Services division; E. Lee Colley becomes President of the Production Systems division; and Stuart E. Ferguson becomes the Company's Chief Technology Officer.

As Chief Technology Officer, Mr. Ferguson, formerly President of the Completion Systems division, will set the strategic direction and drive the commercialization of advanced technologies, including Expandable Sand Control, Expandable Solids, Underbalanced Drilling Systems, Drilling with Casing, Optical Sensing Systems and Production Optimization Systems.

Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs more than 15,000 people worldwide.

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Contact:  Don Galletly       (713) 693-4148
          Lisa Rodriguez     (713) 693-4746